Exhibit C

THIS WARRANT AND THE SHARES OF COMMON STOCK PURCHASABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OFFERED FOR SALE UNLESS REGISTERED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS SET FORTH IN A SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT AMONG THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS, DATED AS OF MARCH 14, 2007, AS AMENDED, MODIFIED OR OTHERWISE SUPPLEMENTED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS.

SERIES 1 WARRANT

To Purchase 600 Shares of Common Stock of

ROADRUNNER TRANSPORTATION SERVICES HOLDINGS, INC.

Expiring December 11, 2017

No.: 1

Number of Shares: 600

Date of Issuance: December 11, 2009 (the “Issuance Date”)

THIS IS TO CERTIFY THAT, for value received, Thayer Equity Investors V, L.P., a Delaware limited partnership, or its assigns reflected in a registry maintained by the Company pursuant to Section 2.2(b) (the “Holder”), is entitled pursuant to this Series 1 Warrant (this “Series 1 Warrant”) (i) to purchase from ROADRUNNER TRANSPORTATION SERVICES HOLDINGS, INC., a Delaware corporation (the “Company”), at any time or from time to time on or after the date hereof and prior to 5:00 p.m., New York City time, on the eighth (8th) anniversary of the date hereof, at the offices of the Company, at the Exercise Price (as defined below), 600 shares of Class A Voting Common Stock, par value $0.01 per share (“Common Stock”), all subject to adjustment and upon the terms and conditions hereinafter provided, and (ii) to exercise the other appurtenant rights, powers and privileges hereinafter described.

This Series 1 Warrant is one of one or more Series 1 Warrants (collectively, the “Series 1 Warrants”), of the same form and having the same terms as this Series I Warrant, entitling the holders thereof initially to purchase up to an aggregate of 9,900 shares of Common Stock issued pursuant to the Securities Purchase Agreement (as defined below).

Capitalized terms used in this Series I Warrant and not otherwise defined herein have the respective meanings given to such terms in Article VI.

ARTICLE I.

EXERCISE OF WARRANTS

SECTION 1.1. Method of Exercise.

(a)           To exercise this Series 1 Warrant (which may, in the sole discretion of the Holder, be effected in whole or in part), the Holder shall deliver, on any Business Day subsequent to the date hereof, to the Company; (i) this Series I Warrant, (ii) a written notice of such Holder’s election to exercise this Series 1 Warrant, which notice shall specify the number of shares of Common Stock to be purchased, the denominations of the certificate or certificates desired and the name or names in which such shares of Common Stock are to be registered, and (iii) payment of the Exercise Price with respect to such shares of Common Stock. The Holder shall not designate a Person other than the Holder as the Person in whose name the shares of Common Stock are to be registered, unless such Person shall have agreed in writing that such Person, as a holder of shares of Common Stock, shall be bound by and be entitled to the benefits of all the provisions of the Stockholders’ Agreement (as defined below) to the extent that the Stockholders’ Agreement remains in effect.

(b)           Payment of the Exercise Price may be made, at the option of the Holder, either (i) by cash, certified or bank cashier’s check or wire transfer in an amount equal to the product of (x) the Exercise Price times (y) the number of shares of Common Stock as to which this Series I Warrant is being exercised or (ii) following the initial Qualified Public Offering or in connection with and immediately prior to the consummation of a Liquidity Event, by receiving from the Company the number of shares of Common Stock equal to (x) the number of shares of Common Stock as to which this Series I Warrant is being exercised minus (y) the number of shares of Common Stock having a Fair Market Value equal to the product of (1) the Exercise Price times (2) the number of shares of Common Stock as to which this Series I Warrant is being exercised.

(c)           The Company shall, as promptly as practicable and in any event within five (5) days after receipt of such notice and payment, execute and deliver the certificate or certificates representing the number of shares of Common Stock purchased upon exercise of this Series I Warrant. This Series I Warrant shall be deemed to have been exercised, and the Holder or any other Person designated by the Holder shall be deemed for all purposes to have become a holder of record of the shares of Common Stock, as of the date the aforementioned notice and payment is received by the Company.

(d)           If this Series I Warrant shall have been exercised only in part, the Company shall, at the time of such exercise, deliver to the Holder a new Series 1 Warrant evidencing the rights to purchase the remaining shares of Common Stock called for by this Series 1 Warrant, which new Series 1 Warrant shall in all other respects be identical to this Series 1 Warrant, or, at the request of the Holder, appropriate notation may be made on this Series 1 Warrant which shall then be returned to the Holder.

(e)           The Company shall pay all taxes imposed on it, and all expenses and other charges payable in connection with the preparation, execution and delivery of new Series 1 Warrants and the issuance of the shares of Common Stock as called for hereby. If shares of Common Stock or new Series 1 Warrants are, at the request of the Holder, to be issued in a name or names other than that of the Holder, funds sufficient to pay all transfer taxes payable as a result of such transfer shall be paid by the Holder at the time of delivery of the aforementioned notice of exercise or promptly upon receipt of a written request of the Company for payment.

ARTICLE II.

TRANSFER, EXCHANGE AND REPLACEMENT OF WARRANTS

SECTION 2.1. Ownership of Series 1 Warrant. The Company may deem and treat the Person in whose name this Series 1 Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by any Person other than the Company) for all purposes and shall not be affected by any notice to the contrary, until due presentment of this Series 1 Warrant for registration of transfer as provided in this Article II.

SECTION 2.2. Transfer of Series 1 Warrant.

(a)           Subject to compliance with applicable laws, and except as otherwise provided in the Stockholders’ Agreement and the Securities Purchase Agreement, each of which imposes certain restrictions on transfer, this Series I Warrant may be freely transferred, in whole or in part, by the Holder. No transfer of any Series 1 Warrant other than pursuant to a Public Sale may be made to any Person unless such Person shall have agreed in writing that such Person, as a holder of a Series I Warrant, shall be bound by and be entitled to the benefits of all the provisions of the Stockholders’ Agreement to the extent that the Stockholders’ Agreement remains in effect (and upon such agreement such Person shall be entitled to such benefits and the transferor shall be released from all future obligations thereunder respecting such Series I Warrants). Each Series 1 Warrant issued in exchange upon transfer of this Series 1 Warrant (or of any Series 1 Warrant issued in exchange herefor), other than a transfer pursuant to a Public Sale, shall be stamped or otherwise imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES OF COMMON STOCK PURCHASABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OFFERED FOR SALE UNLESS REGISTERED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

(b)           The Company shall maintain a registry of transfers of the Series 1 Warrants. Transfer of this Series 1 Warrant in whole or in part, and all related rights hereunder shall be registered in such registry upon surrender of this Series 1 Warrant, together with a written assignment of this Series 1 Warrant duly executed by the Holder or its duly authorized agent or attorney and funds sufficient to pay any transfer taxes payable upon such transfer. Any such transfer shall be in compliance with all applicable U.S. federal and state securities laws and this Series 1 Warrant. Upon surrender and, if required, such payment, (i) the Company shall execute and deliver a new Series 1 Warrant or Series 1 Warrants in the name of the assignee or assignees and in the denominations specified in the instrument of assignment (which may include fractional numbers of shares of Common Stock), (ii) the Company shall issue to the assignor a new Series 1 Warrant evidencing the portion of this Series 1 Warrant, if any, not so assigned and (iii) this Series 1 Warrant shall promptly be canceled.

SECTION 2.3. Division or Combination of Series 1 Warrants. This Series 1 Warrant may be divided or combined with other Series 1 Warrants upon presentment to the Company of this Series 1 Warrant and any Series 1 Warrant or Series 1 Warrants with which this Series 1 Warrant is to be combined, together with a written notice specifying the names and denominations in which the new Series 1 Warrant or Series 1 Warrants are to be issued, signed by the holders hereof and thereof or their respective duly authorized agents or attorneys. Subject to Section 2.2 as to any transfer or assignment that may be involved in the division or combination, the Company shall execute and deliver a new Series 1 Warrant or Series 1 Warrants in exchange for the Series 1 Warrant or Series 1 Warrants to be divided or combined in accordance with such notice.

SECTION 2.4. Loss, Theft, Destruction of Series 1 Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the ownership of and the loss, theft, destruction or mutilation of any Series 1 Warrant and, in the case of any such loss, theft or destruction, upon receipt of documentation reasonably satisfactory to the Company (it being understood and agreed that if the holder of such Series 1 Warrant is the original Holder, then an affidavit of loss and an undertaking to indemnify the Company, the amount of which shall be limited to the Fair Market Value of the shares of Common Stock for which such Series 1 Warrant is exercisable, given by such Person shall without more be satisfactory to the Company) or, in the case of any such mutilation, upon surrender and cancellation of such Series 1 Warrant, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Series 1 Warrant, a new Series 1 Warrant of like tenor and representing the right to purchase the same number of shares of Common Stock.

SECTION 2.5. Expenses of Delivery of Series 1 Warrants. The Company shall pay all taxes (other than transfer taxes payable pursuant to Section 1.1(e)) imposed upon it and all expenses and other charges payable in connection with the preparation, issuance and delivery of Series 1 Warrants hereunder.

ARTICLE III.

CERTAIN RIGHTS

SECTION 3.1 Rights and Obligations under the Securities Purchase Agreement and the Stockholders’ Agreement. This Series 1 Warrant is entitled to the benefits of the Securities Purchase Agreement, dated as of December 11, 2009, by and among the Company, the guarantors party thereto and the purchasers listed therein (as the same may be amended from time to time, the “Securities Purchase Agreement”). This Series 1 Warrant and the shares of

Common Stock for which this Series 1 Warrant is exercisable are entitled to the benefits and subject to the terms of the Second Amended and Restated Stockholders’ Agreement, dated as of March 14, 2007 and as amended on December 23, 2008, by and among the Company and the stockholders parties thereto (as the same may be amended from time to time, the “Stockholders’ Agreement”). The Company shall keep or cause to be kept a copy of the Securities Purchase Agreement and the Stockholders’ Agreement and any amendments thereto at its offices and shall furnish, without charge, copies thereof to the Holder upon request.

SECTION 3.2. Determination of Fair Market Value. Subject to Section 3.3, any determination of Fair Market Value required hereunder shall be made promptly in good faith by the Board. Upon each such determination of Fair Market Value, the Company shall promptly give notice thereof to all Series I Warrantholders, setting forth in reasonable detail the calculation of such Fair Market Value and the method and basis of determination thereof (each, a “Company Determination”). Upon the Holder’s request in connection with any contemplated exercise (partial or full) of this Series I Warrant pursuant to Section 1.1(b)(ii), the Board shall promptly make a determination of the Fair Market Value of the Company and its Subsidiaries and shall notify the Series 1 Warrantholders of the resulting Company Determination.

SECTION 3.3. Contest and Appraisal Rights.

(a)          If, prior to the initial Qualified Public Offering, the Required Warrantholders or, solely in connection with any Company Determination made in contemplation of the exercise (partial or full) pursuant to Section 1.1(b)(ii) of the Series 1 Warrants by one or more Series I Warrantholders, the majority in amount of such exercising Series 1 Warrantholders shall reasonably disagree with any Company Determination made hereunder of the Fair Market Value of the Company and its Subsidiaries or the shares of Common Stock (or other common equity) of the Company or if, at any time in connection with a non-cash Dividend, the Required Warrantholders shall reasonably disagree with Company Determination of the Fair Market Value made hereunder of such non-cash Dividend, the Required Warrantholders or the majority in amount of such exercising Series I Warrantholders, as applicable, may elect to dispute such the Company Determination, by notice to the Company given within 30 days after receipt of the Company’s notice of such Company Determination (an “Appraisal Notice”). Any such dispute shall be resolved as set forth in Section 3.3(b).

(b)         The Company shall, as soon as practicable and in any event within 30 days after receipt of an Appraisal Notice given pursuant to Section 3.3(a), engage an independent investment bank or other qualified independent appraisal firm, in each case, selected by a majority in amount of the Series 1 Warrantholders that elected to dispute the applicable the Company Determination and reasonably acceptable to the Company (the “Appraiser”) to make an independent determination of Fair Market Value (the “Appraiser Determination”). The Appraiser Determination shall be final and binding on the Company and all Series 1 Warrantholders, but only in respect of the matter in connection with which the applicable Appraisal Notice was given, and such Appraiser Determination shall not be binding for any other purpose. The costs of conducting the appraisal shall be borne entirely by the Company; provided that in each case costs separately incurred by the Company and any Series 1 Warrantholders shall be separately borne by them.

ARTICLE IV.

ANTIDILUTION PROVISIONS

SECTION 4.1. Adjustment Generally. The Exercise Price and the number of shares of Common Stock (or other securities or property) issuable upon exercise of this Series 1 Warrant shall be subject to adjustment from time to time upon the occurrence of certain events as provided in this Article IV.

SECTION 4.2. Common Stock Reorganizations and Common Stock Distributions. If the Company shall subdivide or consolidate its outstanding shares of Common Stock (any such event, a “Common Stock Reorganization”) or if the Company shall pay a dividend or make any other distribution upon any common equity of the Company payable in shares of Common Stock (any such event, a “Common Stock Distribution”), then:

(a)           the Exercise Price per share of Common Stock shall be adjusted, effective as of the effective date of the applicable Common Stock Reorganization or Common Stock distribution, to a price determined by multiplying the Exercise Price per share of Common Stock in effect immediately prior to such effective date by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before giving effect to the applicable Common Stock Reorganization or Common Stock Distribution and the denominator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to the applicable Common Stock Reorganization or Common Stock Distribution; and

(b)           the number of shares of Common Stock subject to purchase upon exercise of this Series 1 Warrant shall be adjusted, effective as of the date of the applicable Common Stock Reorganization or Common Stock Distribution, to a number determined by multiplying the number of shares of Common Stock subject to purchase immediately before the applicable Common Stock Reorganization or Common Stock Dividend by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding after giving effect to the applicable Common Stock Reorganization or Common Stock Dividend and the denominator of which shall be the number of shares of Common Stock outstanding immediately before the applicable Common Stock Reorganization or Common Stock Dividend.

SECTION 4.3. Dividends and Redemptions. If the Company shall pay a dividend or make any other distribution upon any common equity of the Company (other than a dividend or distribution payable in shares of Common Stock) (any such event, a “Dividend”), then the Exercise Price per share of Common Stock shall be reduced by the amount per share of any cash Dividend and the Fair Market Value per share of any non-cash Dividend distributed to the holders of the common equity of the Company. In the event that the Company shall issue or distribute to any holder or holders of shares of Common Stock (or other common equity) any evidences of indebtedness, any other securities of the Company or any cash, property or other assets (excluding a Common Stock Reorganization or a Common Stock Distribution)

accompanied by a purchase, redemption of other acquisition of shares of Common Stock (or other common equity) (any such event, a “Redemption”), the Holder shall be given at least as much notice of such Redemption as any stockholder of the Company and shall be permitted, at its election, to participate in such Redemption on a pro rata basis and with all of the rights respecting such Redemption as any holder of shares of Common Stock (or other common equity) (assuming for all such purposes that the Series I Warrants were fully exercised). Upon receipt of the related issuance or distribution from the Company the number of shares of Common Stock subject to purchase hereunder shall be reduced by the number of shares of Common Stock so treated as being redeemed in exchange therefor, and an appropriate notation shall be made on this Series I Warrant. The provisions of this Section 4.3 shall not apply to Redemptions of Options issued to management of the Company or of shares of Common Stock acquired upon the exercise of such Options. If any such Redemption shall be made, no adjustment to the Exercise Price or the number of shares of Common Stock for which the Series I Warrants shall be exercisable shall be made as a result thereof.

SECTION 4.4. Capital Reorganizations.

(a)           Subject to the Stockholders’ Agreement, if there shall be (i) any consolidation or merger to which the Company is a party, other than a consolidation or a merger of which the Company is the surviving entity and which does not result in any reclassification of, or change (other than a Common Stock Reorganization) in, outstanding shares of Common Stock, (ii) any sale or conveyance of the property of the Company as an entirety or substantially as an entirety, (iii) any recapitalization or corporate conversion of the Company, (iv) any reclassification of the capital stock of the Company, (v) any liquidation, dissolution or winding up of the Company or (vi) any event similar to those set forth in (i) through (v) above (any event listed in (i) through (vi) above, a “Capital Reorganization”), then, effective upon the effective date of such Capital Reorganization, the Holder shall no longer have the right to purchase shares of Common Stock, but shall have instead the right to purchase, upon exercise of this Series I Warrant, the kind and amount of securities and property (including cash) that the Holder would have owned or have been entitled to receive pursuant to such Capital Reorganization if this Series I Warrant had been exercised immediately prior to the effective date of such Capital Reorganization. For the avoidance of doubt, a Capital Reorganization shall not include a Common Stock Reorganization, Common Stock Distribution, Dividend or Redemption.

(b)           As a condition to effecting any Capital Reorganization, the Company or the successor or surviving entity, as the case may be, shall execute and deliver to each Series I Warrantholder an agreement as to the Series I Warrantholders’ rights in accordance with this Section 4.4, providing, to the extent of any right to purchase equity securities thereunder, for subsequent adjustments as nearly equivalent as may be practicable to the adjustments provided for in this Article IV. The provisions of this Section 4.4 shall similarly apply to successive Capital Reorganizations.

SECTION 4.5. Adjustment Rules.

(a)           Any adjustments pursuant to this Article IV shall be made successively whenever an event referred to herein shall occur, except that, except as provided below in this sentence,

notwithstanding any other provision of this Article IV, no adjustment shall be made to the number of shares of Common Stock to be delivered to each Holder (or to the Exercise Price) if such adjustment represents less than 1% of the number of shares of Common Stock previously required to be so delivered, but any lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to 1% or more of the number of shares of Common Stock to be so delivered, or upon any earlier date upon which this Series 1 Warrant is exercised in whole or in part and prior to the exercise thereof.

(b)         Except as otherwise provided in this Article IV, no adjustment shall be made pursuant to this Article IV in respect of the issuance from time to time of shares of Common Stock.

(c)          If the Company shall take a record of the holders of its shares of Common Stock for any purpose referred to in this Article IV, then (i) such record date shall be deemed to be the date of the issuance, sale, distribution or grant in question and (ii) if the Company shall legally abandon such action prior to effecting such action, no adjustment shall be made pursuant to this Article IV in respect of such action.

SECTION 4.6 Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Article IV, the Company shall take any action that may be necessary, including obtaining regulatory approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock that the holders of Series 1 Warrants are entitled to receive upon exercise thereof.

SECTION 4.7. Notice of Adjustment. Not less than 10 nor more than 30 days prior to the record date or effective date, as the case may be, of any action which requires or might require an adjustment or readjustment pursuant to this Article IV, the Company shall give notice to each Series 1 Warrantholder of such event, describing such event in reasonable detail and specifying the record date or effective date, as the case may be, and, if determinable, the required adjustment and the computation thereof. If the required adjustment is not determinable at the time of such notice, the Company shall give notice to each Series 1 Warrantholder of such adjustment and computation promptly after such adjustment becomes determinable.

ARTICLE V.

CANCELLATION OF WARRANTS

SECTION 5.1. Cancellation upon Series 1 Warrant Redemption. All Series 1 Warrants redeemed or otherwise acquired by the Company shall thereupon be marked canceled and deemed retired.

ARTICLE VI.

DEFINITIONS; INTERPRETATION

As used in this Series 1 Warrant, the following terms have the following meanings:

“Board” means the Board of Directors of the Company.

“Business Day” means any day excluding Saturday, Sunday and any day on which banking institutions located in New York, New York are authorized by law or other governmental action to be closed.

“Exercise Price” means $1,250 per share of Common Stock, subject to adjustment pursuant to Article IV.

“Fair Market Value” as at any date of determination means the fair market value of the business or property or services in question as of such date, as initially determined in good faith by the Board and subject to revision in accordance with Section 3.3. The Fair Market Value of the Company as at any date of determination shall be the Fair Market Value at such date, of the Company and its Subsidiaries as a going concern, or their aggregate liquidation value, whichever is greater. Notwithstanding the foregoing, if, at any date of determination of the Fair Market Value of the Company on or after a sale of shares of Common Stock to the public pursuant to an underwritten public offering under the Securities Act with net proceeds to the Company exceeding $25,000,000 (a “Qualified Public Offering”), the Fair Market Value of the Company on such date shall be the Market Price on such date multiplied by the number of shares of Common Stock then outstanding. Determinations of the Fair Market Value of one or more shares of Common Stock shall be made based upon the amount receivable on account of such shares if the Company (including its Subsidiaries) were valued at the Company’s Fair Market Value (determined as set forth above) and liquidated as at the date of such determination and any securities then convertible into shares of Common Stock were deemed converted prior to such liquidation if it would be in their economic interest to do so (and such Fair Market Value shall not give effect to any discount for (i) minority interest, (ii) any lack of liquidity of any shares of Common Stock, (iii) the voting status of the shares of Common Stock, or (iv) any other factor not applicable to all of the shares of Common Stock as a whole).

“Liquidity Event” shall mean (i) any transaction or series of transactions to which Section 5 (Drag-Along Rights) or Section 6 (Tag-Along Rights) of the Stockholders’ Agreement applies, (ii) any Sale of the Company (as defined in the Stockholders’ Agreement), (iii) any liquidation, dissolution or winding up of the Company or (iv) the expiration or termination of this Series I Warrant.

“Market Price” as at any date of determination means the average of the daily closing prices of a share of Common Stock for the 20 consecutive Business Days ending on the most recent Business Day prior to such date of determination.

“Options” means any rights to subscribe for or to purchase or any warrants or options for the purchase of shares of Common Stock (or other common equity).

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any government agency or political subdivision thereof.

“Public Sale” means any sale of shares of Common Stock to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 (or any successor provision then in effect) adopted under the Securities Act.

“Required Warrantholders” means the holders of Series 1 Warrants entitling such holders to purchase at least 66%% of the shares of Common Stock subject to purchase upon exercise of all Series I Warrants, in each case exclusive of Series 1 Warrants held by the Company or any affiliate thereof (for the avoidance of doubt, the Investor Stockholders and Thayer Stockholders (in each case, as defined in the Stockholders’ Agreement) shall not be considered to be affiliates of the Company or of each other for purposes of this definition).

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, limited partnership or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise specified, the term Subsidiary shall refer to a Subsidiary of the Company.

“Series 1 Warrantholder” means a holder of a Series 1 Warrant.

References in this Series I Warrant to “Articles” or “Sections” shall be to Articles or Sections of this Series 1 Warrant unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation” or an appropriate phrase of the same import. References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time. References to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively. References to any statute or act shall include all related current rules and regulations and all amendments and any successor statutes, acts and rules and regulations. In the event an ambiguity or question of intent or interpretation arises, this Series 1 Warrant shall be construed as if drafted jointly by the original Holders and the Company, and no presumption or burden of proof shall arise favoring or disfavoring the Holders or the Company by virtue of the authorship of any of the provisions of this Series 1 Warrant.

ARTICLE VII.

MISCELLANEOUS

SECTION 7.1. Notices. All notices, requests and other communications provided for herein shall be in writing and may be given in person, by mail or courier and shall be effective when received at the address specified in this Section 7.1 or when delivery at such address is refused. Such notices, requests and other communications shall, in the case of Holder, be addressed to its address as shown on the books maintained by the Company, and in the case of the Company, to

Roadrunner Transportation Services Holdings, Inc.

4900 South Pennsylvania Avenue

Cudahy, WI 53110

Phone: 414-615-1648

Fax: 414-486-0093

Attention: Peter Armbruster, Chief Financial Officer

with a copy to:

Thayer / Hidden Creek

1455 Pennsylvania Avenue, N.W.

Suite 350

Washington, DC 20004

Attention: Scott Rued

Phone: 202-371-1050

Fax: 202-371-0391

and with a copy to:

Greenberg Traurig, LLP

2375 E. Camelback Road

Suite 700

Phoenix, AZ 85016

Phone: 602-445-8306

Fax: 602-445-8100

Attention: Bruce E. Macdonough, Esq.

or, in each case, such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party in accordance with this Section 7.1. Any such communication shall be deemed to have been received when actually delivered or refused.

SECTION 7.2. Waivers: Amendments.

(a)             No failure or delay of the Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No notice or demand on the Company in any case shall entitle the Company to any other or future notice or demand in similar or other circumstances.

(b)             The rights and remedies of the Holder are cumulative and not exclusive of any rights or remedies which it would otherwise have. Any provision of the Series I Warrants may be amended, modified or waived with (and only with) the written consent of the Company and the Required Warrantholders, so long as all Series I Warrantholders are treated equally. Any such amendment, modification or waiver effected pursuant to and in accordance with the provisions of this Section 7.2 shall be binding upon each future holder hereof and upon the Company.

SECTION 7.3. Governing Law. This Series 1 Warrant shall be construed in accordance with and governed by the internal laws of the State of New York applicable to contracts executed and to be fully performed in the State of New York.

SECTION 7.4. Transfer; Covenants to Bind Successor and Assigns. All covenants, stipulations, promises and agreements in this Series I Warrant contained by or on behalf of either of the Company or the Holder, as applicable, shall bind its successors and assigns, whether so expressed or not. Subject to the transfer restrictions set forth herein and in the Stockholders’ Agreement, this Series I Warrant shall be transferable and assignable by the Holder hereof in whole or from time to time in part to any other Person and the provisions of this Series 1 Warrant shall be binding upon and inure to the benefit of the Holder hereof and its successors and assigns.

SECTION 7.5. Severability. In case any one or more of the provisions contained in this Series 1 Warrant shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.6. Section Headings. The section headings used herein are for convenience of reference only, are not part of this Series I Warrant and are not to affect the construction of or be taken into consideration in interpreting this Series I Warrant.

SECTION 7.7. Tax Basis. The Company agrees that, for U.S. federal income tax purposes, the aggregate issue price for all of the Series 1 Warrants issued pursuant to the Securities Purchase Agreement shall be as determined under the Securities Purchase Agreement. The Company shall not voluntarily take any action inconsistent with this Section 7.7.

SECTION 7.8. Registration Rights. The Holder is entitled to the benefit of certain registration rights with respect to the shares of Common Stock issuable upon the exercise of this Series I Warrant pursuant to the Stockholders’ Agreement, and the registration rights with respect to the shares of Common Stock issuable upon the exercise of this Series 1 Warrant by any subsequent Holder may be assigned in accordance with the terms and provisions of such agreement.

SECTION 7.9. Reservation of Common Stock. At all times that this Series I Warrant is outstanding, the Company shall reserve sufficient shares of Common Stock for issuance upon exercise thereof.

SECTION 7.10.SUBMISSION TO JURISDICTION: SERVICE OF PROCESS. EACH OF THE COMPANY AND THE HOLDER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK COUNTY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE COMPANY HEREBY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.1. NOTHING CONTAINED HEREIN WILL AFFECT THE RIGHT OF ANY PERSON TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 7.11. WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[The following page is the signature page.]

IN WITNESS WHEREOF, the Company has caused this Series 1 Warrant to be executed by one of its officers, thereunto duly authorized, as of the day and year first above written.

ROADRUNNER TRANSPORTATION SERVICES HOLDINGS, INC.

By:	/s/ Judy Vijums
Name:	Judy Vijums
Title:

[Signature Page to Series 1 Warrant]

The following forms (or any other form from which the intended purpose is reasonably apparent) may be used in connection with an exercise, assignment or partial assignment of this Series I Warrant

EXERCISE FORM

SERIES 1 WARRANT

ROADRUNNER TRANSPORTATION SERVICES HOLDINGS, INC.

The undersigned                                             , pursuant to the provisions of the accompanying Series 1 Warrant, hereby elects to purchase          shares of Common Stock of ROADRUNNER TRANSPORTATION SERVICES HOLDINGS, INC. covered by the accompanying Series I Warrant.

Dated:	Signature

Address

The undersigned intends that payment of the Exercise Price shall be made as (check one):

Cash Exercise [Section 1.1(b)(i)]

Cashless Exercise [Section 1.1(b)(ii)]

If the Holder has elected a cash exercise, the Holder shall pay the sum of $              by cash, certified or bank cashier’s check or wire transfer to the Company in accordance with the terms of the Series I Warrant.

If the Holder has elected a cashless exercise, a certificate shall be issued to the Holder for the number of shares of Common Stock equal to (x) the number of shares of Common Stock as to which this Series 1 Warrant is being exercised minus (y) the number of shares of Common Stock having a Fair Market Value equal to the product of (1) the Exercise Price times (2) the number of shares of Common Stock as to which this Series I Warrant is being exercised

ASSIGNMENT

FOR VALUE RECEIVED,                                  hereby sells, assigns and transfers unto                          the accompanying Series I Warrant and all rights evidenced thereby and does irrevocably constitute and appoint                  , attorney-in-fact, to transfer said Series 1 Warrant on the books of the Company.

Dated:	Signature

Address

PARTIAL ASSIGNMENT

FOR VALUE RECEIVED,                                  hereby sells, assigns and transfers unto the                         right to purchase                       shares of Common Stock evidenced by the accompanying Series I Warrant together with all rights therein, and does irrevocably constitute and appoint                                , attorney-in-fact, to transfer that part of said Series 1 Warrant on the books of the Company.

Dated:	Signature

Address

FOR USE BY THE COMPANY ONLY:

This Series I Warrant No.                         canceled (or transferred or exchanged) this              day of               ,               shares of Common Stock issued therefor in the name of                               , Series 1 Warrant No.                        issued for                   shares of Common Stock in
the name of                               .